                                                                  Exhibit 99


                    NEWS MEDIA CONTACT:             FINANCIAL ANALYSTS CONTACT:
                    GREGG WARREN, DIRECTOR-         RICK GARAN,
                    CORPORATE COMMUNICATIONS        ASSISTANT TREASURER
                    (WEIRTON) 304-797-2828          (WEIRTON) 304-797-2728

                                             -- OR --
                                       CEES BRINK, DIRECTOR
FOR IMMEDIATE RELEASE                  CORPORATE COMMUNICATIONS
DATE: OCTOBER 3, 1997                  (HOOGOVENS/NETHERLANDS)
001-31-251-491622

                      WEIRTON STEEL, KONINKLIJKE HOOGOVENS
                       ANNOUNCE GALVANIZING JOINT VENTURE

     (Attention Editors: The English translation for Koninklijke is Royal. It is appropriate to use either word in the company's name).

     WEIRTON, W.VA. -- Weirton Steel Corp. (NYSE: WS) and Koninklijke (Royal) Hoogovens NV today announced they intend to form a joint venture to construct and operate a 300,000 ton per year galvanizing facility.

     The joint venture, yet unnamed, is expected to be completed in early 1999. It will produce light gauge, 60-inch wide hot-dipped galvanized sheet and will be located in either Indiana or Mississippi.

     James B. Bruhn, Weirton's executive vice president--commercial, will become the joint venture's president and chief executive officer.

     Weirton and Royal Hoogovens, a Netherlands-based international steel and aluminum producer, will each hold an equal interest in the joint venture. Both companies intend to supply cold rolled steel to the joint venture.

     Officials from both companies noted the joint venture will help enhance their presence in the steadily growing galvanized market. Weirton representatives, noting this is the company's first manufacturing joint venture, said the project is consistent with their strategy of forming alliances with partners that will share and leverage core competencies to meet customer needs.

                                -- CONTINUED --

PAGE 2/WEIRTON-ROYAL HOOGOVENS
OCTOBER 3, 1997


     Weirton, the eighth largest U.S. integrated steel company, produces hot and cold rolled, galvanized and tin plated products. The company, with its primary focus on light gauge products, last year shipped 2.8 million tons of products with net sales totaling $1.4 billion.

     Royal Hoogovens, with sales revenue in 1996 of $4.3 billion on 6.6 million tons of steel shipped, has production facilities and joint ventures in Europe and Asia

     The company also has been operating in the U.S. for four decades. At present, Royal Hoogovens has several production facilities throughout the country as well as an extensive sales network.

                                    -- 30 --

FOR FURTHER INFORMATION ABOUT BOTH COMPANIES, VISIT THEIR RESPECTIVE WEB SITES:

                        WEIRTON STEEL:  WWW.WEIRTON.COM

                       ROYAL HOOGOVENS: WWW.HOOGOVENS.NL

                                       5